As filed with the Securities and Exchange Commission on May 10, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SRI/SURGICAL EXPRESS, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	59-3252632
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12425 RACE TRACK ROAD, TAMPA, FL 33626

(Address of principal executive offices) (Zip Code)

SRI/SURGICAL EXPRESS, INC. 2009 STOCK COMPENSATION PLAN

(Full title of the plan)

MARK R. FARIS, CHIEF FINANCIAL OFFICER

SRI/SURGICAL EXPRESS, INC.

12425 RACE TRACK ROAD, TAMPA, FL 33626

(Name and address of agent for service)

(813) 891-9550

(Telephone number, including area code, of agent for service)

COPIES TO:

DAVID S. FELMAN, ESQ.

HILL WARD HENDERSON

101 EAST KENNEDY BOULEVARD, SUITE 3700

TAMPA, FLORIDA 33602

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.001 per share	600,000 shares	$4.68	$2,808,000	$200.21

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock splits, stock dividends, recapitalizations or other similar transactions effected without receipt of consideration.
(2)	Estimated solely for the purpose of computing the amount of the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices for the Registrant’s Common Stock reported on The NASDAQ Stock Market LLC on May 5, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (Items 1 and 2) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement, but have been or will be sent or given to participants in the SRI/Surgical Express, Inc. 2009 Stock Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 10, 2010;

(c) The Registrant’s Current Reports on Form 8-K, filed on: February 2, 2010, February 12, 2010, and March 9, 2010; and

(d) The description of the Registrant’s Common Stock contained in a Registration Statement on Form 8-A (File No. 000-20997), filed with the Commission on July 11, 1996 and any subsequent amendment(s) or report(s) filed for the purpose of updated such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and before the filing of a post-effective amendment indicating that all securities offered hereby have been sold or that de-registers all securities covered hereby remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement contained in this Registration Statement or in any subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Hill, Ward, and Henderson, P.A., had delivered a legal opinion regarding the validity of the issuance of the shares of the Registrant’s common stock to be offered by the Registrant. David S. Felman, a shareholder of Hill, Ward, and Henderson, P.A., owns 31,463 shares of the Registrant’s common stock.

Item 6.	Indemnification of Officers and Directors.

The Registrant is incorporated under the laws of the State of Florida. The following summary of the material provisions of the Registrant’s Restated Articles of Incorporation and Amended and Restated Bylaws and relating to indemnification of directors and officers, the Registrant’s indemnification agreements with directors and officers, insurance maintained by the Registrant in respect of directors and officers and the Florida Business Corporation Act is not intended to be exclusive and is qualified by its entirety by such Restated Articles of Incorporation, Amended and Restated Bylaws, agreements, insurance policies and statutes, including the Florida Business Corporation Act.

The Registrant’s Restated Articles of Incorporation and Amended and Restated Bylaws provide for the indemnification of the Registrant’s directors and executive officers to the fullest extent permitted by law. Pursuant to the Florida Business Corporation Act, the Registrant may, and in some cases, must, indemnify its directors and executive officers against certain liabilities. In general, the Florida Business Corporation Act provides that a corporation may indemnify each person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of a corporation where the person involved is adjudged to be liable to the corporation, except to the extent approved by a court. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Business Corporation Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Business Corporation Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had not reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Business Corporation Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

In addition, the Registrant has entered into an indemnification agreement with each of its current directors and executive officers pursuant to which it is obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay those advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification. See Item 9(h). of this Registration Statement for a statement concerning indemnification for liabilities under the Securities Act of 1933.

The Registrant also maintains insurance for directors and officers against certain liabilities incurred in their capacities as officers and directors of the Registrant. The premiums for such insurance are paid by the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	SRI/Surgical Express, Inc. 2009 Stock Compensation Plan (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on May 28, 2009 (Commission File No. 000-20997) and incorporated herein by this reference).

5.1	Opinion of Hill, Ward & Henderson, P.A.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include in any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, the State of Florida, on May 10, 2010.

SRI/SURGICAL EXPRESS, INC.

By:	/s/ Mark R. Faris
Mark R. Faris
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles W. Federico	Chairman and Director	May 10, 2010
Charles W. Federico

/s/ Gerald Woodard	Chief Executive Officer and Director (principal executive officer)	May 10, 2010
Gerald Woodard

/s/ Mark R. Faris	Vice President and Chief Financial Officer (principal financial and accounting officer)	May 10, 2010
Mark R. Faris

/s/ James T. Boosales	Director	May 10, 2010
James T. Boosales

/s/ James M. Emanuel	Director	May 10, 2010
James M. Emanuel

/s/ Charles T. Orsatti	Director	May 10, 2010
Charles T. Orsatti

/s/ Wayne R. Peterson	Director	May 10, 2010
Wayne R. Peterson

/s/ Michael D. Israel	Director	May 10, 2010
Michael D. Israel

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	SRI/Surgical Express, Inc. 2009 Stock Compensation Plan (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on May 28, 2009 (Commission File No. 000-20997) and incorporated herein by this reference).

5.1	Opinion of Hill, Ward & Henderson, P.A.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.